Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165092 on Form S-3 and Registration Statement Nos. 333-58298, 333-129152, 333-147448, 333-161459, 333-168588 and 333-183142 on Form S-8 of our reports dated February 26, 2013 relating to the consolidated financial statements and financial statement schedule of Orient-Express Hotels Ltd. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the accompanying 2011 and 2010 statements of consolidated cash flows) and the effectiveness of Orient-Express Hotels Ltd. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte LLP

London, England
February 26, 2013